



                                                                      Exhibit 11

                              NORDSON CORPORATION
                       CALCULATION OF EARNINGS PER SHARE

      Years Ended October 31, 1993, November 1, 1992 and November 3, 1991
         (Dollar and shares in thousands except for per share amounts)


                                            1993        1992        1991
                                          -------     -------     -------
Primary:

Weighted average number of common
  shares outstanding during the year       18,751      18,828      18,730

Effect of company stock plans based
  on the treasury stock method using
  average market price                        433         643         363
                                          -------     -------     -------

Total weighted average common and
  common equivalent shares                 19,184      19,471      19,093
                                          =======     =======     =======

Income before cumulative effect of
  accounting changes                      $40,775     $39,537     $33,787
Cumulative effect of accounting changes    (4,784)          -           -
                                          -------     -------     -------
Net income                                $35,991     $39,537     $33,787
                                          =======     =======     =======

Earnings per share:
  Income before cumulative effect of
    accounting changes                    $  2.13     $  2.03     $  1.77
  Cumulative effect of accounting changes    (.25)          -           -
                                          -------     -------     -------
  Net income                              $  1.88     $  2.03     $  1.77
                                          =======     =======     =======

Fully Diluted:

Weighted average number of common
  shares outstanding during the year       18,751      18,828      18,730

Effect of company stock plans based
  on the treasury stock method using
  the higher of year-end or average
  market price                                453         666         449
                                          -------     -------     -------

Total weighted average common and
  common equivalent shares                 19,204      19,494      19,179
                                          =======     =======     =======

Income before cumulative effect of
  accounting changes                      $40,775     $39,537     $33,787
Cumulative effect of accounting changes    (4,784)          -           -
                                          -------     -------     -------
Net income                                $35,991     $39,537     $33,787
                                          =======     =======     =======

Earnings per share:
  Income before cumulative effect of
    accounting changes                    $  2.12     $  2.03     $  1.76
  Cumulative effect of accounting changes    (.25)          -           -
                                          -------     -------     -------
  Net income                              $  1.87     $  2.03     $  1.76
                                          =======     =======     =======